UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A
                                (Amendment No.2 )

                    Under the Securities Exchange Act of 1934

                             Palatin Technologies, Inc.

                      Common Stock, $0.01 par value
                         (Title of Class of Securities)


                            (CUSIP Number: 696077304)

                                November 18, 2003


Check the appropriate box to designate the rule pursuant to which the schedule is filed:

                                |X| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filled for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes to Schedule 13G).

CUSIP No. 150934107                    13G                    Page 2 of 10 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ALBERT FRIED JR.    SS# ###-##-####

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       1,884,939
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,258,537
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             1,884,939
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,258,537
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,258,537
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.97%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 150934107                    13G                    Page 3 of 10 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    THE FRIED FOUNDATION, INC. 13-3197403
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       75,000 (Shares issuable upon Warrant exercise)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          NONE
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             75,000
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    75,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.165%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO  (Charitable Foundation established by Albert Fried Jr.)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 150934107                    13G                    Page 4 of 10 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ALBERT FRIED & COMPANY, LLC.  13-5089432
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       298,598
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          NONE
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             298,598
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    298,598
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.657%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    BD
(NASD Member firm and a market maker (dealer) in the Issuers common stock
--------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(a). NAME OF ISSUER:

	Palatin Technologies, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

4C Cedarbrook Drive
Cranbury, New Jersey 08512
(609) 495-2200

ITEM 2(a) NAME OF PERSON FILING:

This statement is filed on behalf of Albert Fried, Jr., The Fried Foundation, Inc. and Albert Fried & Company, LLC, an NASD Member Firm

Albert Fried Jr. is the founder and President of The Fried Foundation Inc, a charitable foundation. Albert Fried, Jr. is also the managing member of Albert Fried & Company, LLC, an NASD Member Firm. Albert Fried & Company, LLC is a market maker (dealer) in the Issuers security.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Albert Fried, Jrs address is 3158 Route 9G, Rhinebeck, NY 12572, The Fried Foundation Incs and Albert Fried & Company LLCs business address are both 60 Broad Street, 39th Floor, New York, NY 10004.


ITEM 2(c). CITIZENSHIP:

      Albert Fried Jr. is a citizen of the United States of America.
Albert Fried & Company, LLC is a Limited Liability Company duly organized in the state of New York.
The Fried Foundation,Inc. is a charitable foundation organized in Delaware.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      Common Stock, $0.01 Par Value

ITEM 2(e). CUSIP NUMBER: 696077304

ITEM 3. [X] CHECK THIS BOX IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c)

ITEM 4. OWNERSHIP

**2,258,537 (a mix on common stock and common issuable upon warrants exercise).

** This figure includes 1,400,000 shares of common stock and an additional 484,939 shares issuable upon the exercise of warrants owned by Albert Fried Jr.

** This figure includes 75,000 shares of common issuable upon warrant exercise held by The Fried Foundation.

** This figure includes 70,900 common shares and additional 227.698 shares issuable upon exercise of warrants owned by Albert Fried & Co, LLC.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in a transaction having that purpose and effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    ALBERT FRIED, JR.

Dated: November 19, 2003            By: /s/ Albert Fried, Jr.
New York, NY ----------------------------------------  Name: Albert Fried Jr.



                                    THE FRIED FOUNDATION, INC.


Dated: November 19, 2003            By: /s/ Albert Fried Jr.
New York, NY             -----------------------------------------
                                    Name: Albert Fried Jr.
                                    Title: President


                                    ALBERT FRIED & COMPANY, LLC.


Dated: November 19, 2003            By: /s/  Anthony Katsingris
New York, NY  ---------------------------------- Name: Anthony Katsingris
                                    Title: Member